Exhibit 99.1

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) Announces Upsize of Revolving Credit Facility with two FDIC-Insured Banks to $45 Million

Chicago, IL (December 21, 2021) – Chicago Atlantic Real Estate Finance, Inc. (“REFI” or “the Company”), a leading institutional lender to state-licensed cannabis operators, today announced that Chicago Atlantic Lincoln, LLC (“Chicago Atlantic Lincoln”), its wholly-owned financing subsidiary, entered into an Amended and Restated Loan and Security Agreement by and among Chicago Atlantic Lincoln and two FDIC-insured financial institutions related to a secured revolving credit facility (the “Revolving Loan”).

The Revolving Loan has an aggregate commitment of $45.0 million and a maturity date of December 16, 2021, with a one-year extension option, subject to customary conditions.

The Revolving Loan bears interest at a floating rate, based upon Chicago Atlantic Lincoln’s leverage ratio, ranging from 0% to 1.25% over the Prime Rate, subject to a 3.25% Prime Rate floor. REFI expects to use the available borrowing base from the Revolving Loan to fund additional loans and for general corporate purposes.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. is a commercial real estate finance company that trades on NASDAQ under the symbol REFI and manages a diversified portfolio of real estate credit investments in the cannabis space and is actively investing across the value chain. The Company’s senior management team has over 100 years of combined experience in real estate credit, direct lending, real estate acquisitions and development, investment advice, risk management and consulting. The Company’s website is available at https://investors.refi.reit/.

Forward Looking Statements

This press release contains forward-looking statements and information relating to REFI that are based on the beliefs of management as well as assumptions made by, and information currently available to management. These statements include statements about the Revolving Loan, including the intended use of proceeds therefrom, the anticipated reduction of interest expense and the timing of the closing of the Revolving Loan. When used in this press release, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to the Company are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.

Any forward-looking statements contained in this communication are based on assumptions that the Company believes to be reasonable as of this date. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contact Information:

Investor Relations

ir@chicagoatlantic.com

(312) 809-7002